Exhibit No. 99.2

For Further Information:
At The Company
Michael W. McCarthy
Director - Investor Relations & Corporate Communications
(203)775-9000
mmccarthy@brk.photronics.com
www.photronics.com
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FOR IMMEDIATE RELEASE
   March 14, 2000

               Photronics to Acquire Majority Interest in
                Precision Semiconductor Mask Corporation
            PSMC's Leading Edge Capability Firmly Establishes
        Photronics in the Rapidly Growing Taiwanese Wafer Foundry Market


     JUPITER, Florida    March 14, 2000 -- Photronics, Inc. (Nasdaq:PLAB), the
world's leading photomask supplier, today announced that it would acquire a majority share of Precision Semiconductor Mask Corporation (PSMC), Taiwan's photomask technology leader. PSMC, together with certain of its principal shareholders have agreed to sell a minimum of 51% of the equity of PSMC through the sale of currently outstanding or newly issued shares in transactions aggregating approximately $50 million. Photronics has already acquired approximately 32% of PSMC's currently outstanding shares. Additional financial terms were not disclosed.

     PSMC, which will become a subsidiary of Photronics, establishes Photronics as the technology and service leader in the fastest growing photomask market in the world. In addition, PSMC's high-end and advanced photomask technology qualifications at both Taiwan Semiconductor Manufacturing Corporation (TSMC) and United Microelectronics Corporation (UMC) allows Photronics to bring its Sub-Wavelength Reticle Solutions' process technologies to an increasing number of integrated circuit designers and device manufacturers outsourcing their wafer fabrication requirements. Photronics' proprietary high-end manufacturing and service capabilities are complementary to PSMC's internally developed, robust phase shift photomask technology. PSMC's embedded and hard phase shift technologies have gained wide acceptance by Taiwan's leading wafer lithographers, as well as having attracted the attention of leading wafer lithographers across Europe, Japan and North America.

      Constantine "Deno" Macricostas, Chairman of Photronics noted, "Establishing a strategic manufacturing location in Taiwan has been a high priority. PSMC's competitive position and visibility within Taiwan's semiconductor manufacturing community is truly unique and is what makes this transaction work for our customers, and for our shareholders. They maintain the highest level of photomask technology available in Taiwan, and are the only

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Photronics to acquire Majority interest in PSMC...........Page Two local photomask supplier qualified to support both TSMC's and UMC's 0.18 micron technologies. When integrated with Photronics' state-of-the-art global manufacturing network in Europe, North America and Singapore, our Company will be the only strategic photomask supplier with the global presence to provide a comprehensive foundry solution to the world's semiconductor designers and manufacturers. Both companies are ecstatic at the opportunity to join together, bringing customers critical and enabling lithography solutions as they transition into technology nodes beyond the 0.18 micron capabilities being ramped into production today."

     Dr. C. Daniel Wu, Chairman of PSMC stated that, "Photronics is the world's recognized leader in sub-wavelength reticle technologies and customer service. PSMC's strong technology and wafer foundry relationships, when combined with Photronics comprehensive global manufacturing network and strategic customer relationships will greatly enhance our ability to meet the technology and volume requirements of a global semiconductor industry relying more on the foundry industry for an increasing amount of their processed wafers. Our timing is excellent and we are ideally positioned to expand our unparalleled presence in the Asia Pacific region."

     A conference call with the investment community and the media can be accessed by logging onto Photronics' web site at www.photronics.com and navigating to the Investor Relations page. The call is scheduled for 10:00 a.m. Eastern Standard Time on Tuesday, March 14th will be archived for instant replay access until 5:00 p.m. Eastern Standard Time on Friday, March 17, 2000.

                               #   #   #

Photronics is a leading worldwide manufacturer of photomasks. Photomasks are high precision quartz plates that contain microscopic images of electronic circuits. A key element in the manufacture of semiconductors, photomasks are used to transfer circuit patterns onto semiconductor wafers during the fabrication of integrated circuits. They are produced in accordance with circuit designs provided by customers at strategically located manufacturing facilities in Asia, Europe, and North America. Additional information on the Company can be accessed at www.photronics.com.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements may be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including uncertainties in the market, pricing competition, procurement and manufacturing efficiencies, and other risks detailed from time to time in the Company's SEC reports. The Company assumes no obligation to update the information in this release.